Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post Effective Amendment No. 1 On Form S-8 To Form S-4, No. 333-211849) pertaining to the registration of shares of Cousins Properties Incorporated of our report dated February 25, 2016, with respect to the consolidated financial statements and schedules of Parkway Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission, and of our report dated June 30, 2016, with respect to the combined financial statements and schedule of Parkway Houston included in Cousins’ Properties Incorporated Form S-4/A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

October 6, 2016